Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces One-for-Forty Reverse Stock Split

Los Angeles, CA – November 16, 2016 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular” or the “Company”) (NYSE MKT: IMUC) announced that at the Special Meeting of Stockholders held on November 14, 2016, ImmunoCellular’s stockholders voted to approve a reverse stock split of the Company’s issued and outstanding common stock. Upon effectiveness of the reverse stock split, every forty (40) shares of ImmunoCellular common stock will be converted into one (1) share of common stock. Concurrently, the authorized number of shares of the Company’s common stock will be reduced from 249 million to 25 million.

In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the exercise of stock options or warrants outstanding immediately prior to the effectiveness of the reverse stock split, with corresponding increases in the exercise prices of such stock options and warrants. Concurrently, ImmunoCellular will effect a one-for-forty reverse split of its listed warrants that are trading on the NYSE MKT under the symbol IMUC.WS, such that every forty (40) listed warrants will be combined into a listed warrant to purchase one (1) share of common stock at an exercise price of $7.68 per share.

The reverse stock split is intended to enable ImmunoCellular to regain compliance with the minimum bid price required for continued listing on the NYSE MKT as well as to provide a sufficient level of authorized shares of common stock available for issuance and increase the acceptability of the Company’s common stock to investors.

Andrew Gengos, ImmunoCellular’s Chief Executive Officer, commented: “The management and Board express our gratitude to our stockholders for voting in favor of the reverse stock split, which we undertook with the goal of strengthening our ability to continue to advance our immune-oncology pipeline and technology toward next value inflection points, including the execution of our phase 3 registration trial for ICT-107.”

No fractional shares will be issued in connection with the reverse stock split. A stockholder who otherwise would have been entitled to receive a fractional share of stock as a result of the reverse stock split will instead receive cash in lieu of fractional shares. No fractional listed warrants will be issued in connection with the listed warrant reverse split. All fractional listed warrants will be rounded to the nearest whole listed warrant.

The reverse stock split will affect all stockholders proportionately and will not affect any stockholder’s percentage ownership of ImmunoCellular shares (except to the extent that the reverse stock split would result in some of the stockholders receiving cash in lieu of fractional shares).

The Company expects the reverse stock split to become effective at 5:00 p.m. Eastern time on November 18, 2016. When the market opens on November 21, 2016, ImmunoCellular’s common stock and listed warrants will begin trading on the NYSE MKT on a split-adjusted basis. There will be no change in the Company’s NYSE MKT ticker symbols (IMUC, IMUC.WS) as a result of the reverse stock split. The new CUSIP number that will be applicable to the Company’s common stock after the reverse stock split is 452536204. The new CUSIP number that will be applicable to the Company’s listed warrants after the reverse stock split is 452536121.

Computershare Trust Company, N.A. is acting as exchange agent and transfer agent for the reverse stock split. Computershare will provide instructions to stockholders regarding the process for exchanging their pre-split stock certificates for post-split stock certificates. Additional information regarding the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 4, 2016.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The phase 3 registrational trial of lead product candidate, ICT-107, a patient-specific, dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells, has been initiated. ImmunoCellular’s pipeline also includes: ICT-121, a patient-specific, dendritic cell-based immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a patient-specific, dendritic cell-based immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, ImmunoCellular’s ability to meet and maintain the minimum bid price required for continued listing on the NYSE MKT follow the reverse stock split and any effect of the reverse stock split on future market and stockholder interest in ImmunoCellular and its common stock; timing for enrollment and randomization of patients, the activation of clinical sites, the receipt and announcement of clinical data; the development and commercialization of ICT-107; the development of our preclinical Stem-to-T-cell program and ImmunoCellular’s ability to achieve its other clinical, operational and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including ImmunoCellular’s ability to comply with the continued listing requirements of and maintain its listing on the NYSE MKT, the availability of resources to continue to develop ImmunoCellular’s product candidates, the uncertain timing of completion and success of clinical trials, and the risk that ICT-107 can be further successfully developed or commercialized. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.